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                                                       PAGE 77

                       FORM OF 10% CONVERTIBLE SUBORDINATED PROMISSORY NOTE


 NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUED OR ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN AND MAY BE ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
 THIS NOTE MAY NOT BE CONVERTED, AND NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUED OR ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT; AND IN THE CASE OF AN EXEMPTION, ONLY IF THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS NOTE OR SUCH SHARES.

 No. --------                                                 $10,000.00

                                  RENTECH, INC.

                                                 1997
                            --------------- ---,

                    Ten Percent Convertible Subordinated Note
                           Due                  , 1998
                               -----------------


      Subject to all terms, conditions and provisions hereof, Rentech, Inc., a Colorado corporation (the "Corporation"), for value received, promises to pay to ---------------------------------------------, the sum of $10,000.00 on
 --------------------------, 1998 (180 days after the original date of issuance of this Note) (the "Maturity Date"), upon presentation and surrender of this Note at the office of the Corporation in Denver, Colorado, together with interest at the rate of ten percent per annum. Payment of principal and interest shall be made at the offices of the Corporation, in lawful money of the United States of America, and shall be mailed to the registered owner hereof at the address appearing on the books of the Corporation. The interest rate may increase as provided in Section 3.e herein.

 1. Series. This Note is one of a duly authorized issue of promissory notes of the Corporation designated as its Ten Percent Convertible Subordinated Promissory Notes due on the Maturity Date (the "Notes") in the aggregate principal amount of up to $550,000 and issued in denominations of $1,000 and integral multiples thereof, all of like date, tenor and maturity, except variations necessary to express the number and payee of each Note.




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                                                       PAGE 78

 2. Equal rank. All Notes of this issue rank equally and ratably without priority over one another.

 3.  Conversion.

     a. Voluntary Conversion. Subject to Section 10 herein, the holder of this Note may convert the principal amount of this Note into shares of the common stock, $.01 par value, of the Corporation (the "Common Stock") (i) at any time prior to the Maturity Date at a conversion price of $0.33 per share of Common Stock, and (ii) if the Note is not paid upon the Maturity Date, at any time during the 180-day period following the Maturity Date, at a per-share conversion price of 70% of the average Closing Bid Price (as defined herein) of the Common Stock for the five trading days preceding the Conversion Date (as defined herein), but not more than $0.33 per share (the "Conversion Price").

     b.  Automatic Conversion.

         i. If at any time during the 180-day period following the Maturity Date the average Closing Bid Price of the Common Stock for five consecutive trading days is $0.50 or more, then the principal amount of this Note shall automatically convert into shares of Common Stock at a price of $.033 per share.

         ii. If this Note has not been converted or paid in full on or before ------------------, 1998 (360 days after the original date of issuance of this Note), then the principal amount of this Note shall automatically convert into shares of Common Stock at the per-share Conversion Price of 70% of the Closing Bid Price of the Common Stock for the five trading days preceding such date, but not more than $0.33 per share.

         iii. The Conversion Date for these purposes shall be deemed to be the date on which automatic conversion of this Note occurred.

     c. Termination of Conversion Right. If the Corporation has called this Note for redemption, the right to convert shall terminate at the close of business on the second business day prior to the day fixed as the date for the redemption.

     d. Conversion Date. To convert this Note, the holder must surrender the same at the office of the Corporation, accompanied by a written notice of conversion and by a written instrument of transfer in a form satisfactory to the Corporation, properly completed and executed by the registered holder hereof or a duly authorized agent. The date the Corporation actually receives such documentation in proper form shall be referred to herein as the "Conversion Date." Subject to Section 10 hereof, on the Conversion Date (i) this Note shall be deemed to have been canceled and paid in full, (ii) the Corporation shall pay all interest accrued on this Note to the Conversion Date, and (iii) the Holder shall be deemed to have all rights of a holder of the Common Stock to the extent of the number of shares of Common Stock issuable upon such conversion of this Note.




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                                                       PAGE 79
     e. Registration of Common Stock. The Corporation covenants to file, to use its best efforts to cause to become effective and to maintain in effect for one year a registration statement under the Securities Act of 1933, as amended, and the laws of the states where the original holders of the Notes resided upon sale thereof, with respect to Common Stock issuable upon the conversion of the Note in accordance with the terms of the Registration Rights Agreement in the form of Exhibit A attached hereto and by this reference made a part hereof. In the event the registration statement shall not have become effective within 120 days following the original date of issuance of this Note, then the interest rate payable with respect to the principal balance of this Note shall increase to 14% per annum.
     f. Fractional shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the Holder an amount in cash equal to such fraction multiplied by the Closing Bid Price of such fractional share, determined as follows:

         i. If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the Closing Bid Price shall be the last reported sale price of the Common Stock on the composite tape of such exchange on the last trading day prior to the date of conversion of this Note or if no such sale is made on such day, the Closing Bid Price for such day on the composite tape of such exchange; or

         ii. If the Common Stock is not so listed or admitted to unlisted trading privileges, the Closing Bid Price shall be the mean of the last reported bid price reported by the Nasdaq Stock Market (or, if not so quoted on the Nasdaq Stock Market, on the OTC Bulletin Board or by the National Quotation Bureau, Inc.) on the last trading day prior to the date of the conversion of this Note; or

         iii. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid prices are not so reported, the Closing Bid Price shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors of the Corporation, such determination to be final and binding on the Holder.

      g. Adjustments to Conversion Price.

         i. If the Corporation at any time pays to the holders of its Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon the conversion of this Note shall be proportionally increased, effective at the close of business on the record date for determination of the holders of Common Stock entitled to the dividend.

         ii. If the Corporation at any time subdivides or combines into a larger or smaller number of shares its outstanding shares of Common Stock, the number of shares of Common Stock issuable upon the conversion of this Note shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.



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                                                       PAGE 80

         iii. If the Corporation is recapitalized, consolidated with or merged into any other corporation, or sells or conveys to any other corporation all or substantially all of its property as an entity,
         (a) the obligation of this Note shall remain in full force and effect, and (b) provision shall be made as part of the terms of any such transaction so that the holder of this Note may receive, in lieu of the Common Stock otherwise issuable to him upon conversion hereof, the same kind and amount of securities or property as may be receivable or distributable upon the recapitalization, consolidation, merger, sale or conveyance with respect to the Common Stock into which this Note would have otherwise been convertible.

      4. Subordination. The rights of the holder of this Note to receive payment of any principal or interest hereon are subject and subordinate to the prior payment of the principal of (and premium, if any) and the interest on all other indebtedness of the Corporation incurred for money borrowed pursuant to promissory notes, debentures or other comparable evidences of indebtedness, whether now outstanding or subsequently incurred, whether secured or unsecured, and any deferrals, renewals or extensions of such indebtedness, or of any debentures, bonds or notes evidencing such indebtedness (the "Senior Indebtedness"). Senior Indebtedness shall not include the general obligations of the Corporation, including but not limited to its accounts payable, which are not incurred as a result of the borrowing of money. In the event (i) of any uncured or unwaived default in the payment of the principal and interest of Senior Indebtedness, (ii) of any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Corporation, or (iii) this Note is declared due and payable upon the occurrence of an Event of Default as defined in this Note, then no amount shall be paid by the Corporation with respect to principal and interest hereon unless and until the principal of and interest on all Senior Indebtedness then outstanding is paid in full. Any amounts not paid hereon as a result of the provisions of this Section 4 shall be due and payable at such time as the restriction on such payment hereunder is no longer in effect and until payment, shall accrue interest as provided herein.

      5. Redemption. This Note may be redeemed in whole or in part at any time and from time-to-time during the 180-day period following the Maturity Date by the payment in good funds of the principal amount of this Note to be redeemed together with accrued interest on the amount redeemed to the date of redemption, at the office of the Corporation, upon the giving of the notice described below. The Corporation shall not call this Note for redemption unless the requirements of Section 10 have been satisfied. If the Corporation gives notice of redemption, the holder of this Note shall have the right for seven business days after the notice is given to convert the principal amount of the Note called for redemption, and accrued interest thereon, into Common Stock at a per-share conversion price of 70% of the Average Closing Bid Price of the Common Stock for the five trading days preceding the Conversion Date or $.33 per share, whichever is less. This Note shall be deemed to have been canceled to the extent of the principal amount hereof redeemed upon payment of the redemption price or the setting aside of funds sufficient to pay the redemption price.

      6. Covenants. The Corporation shall not pay any dividend or make any other distribution on Common Stock except for distributions described in
 Section 3.g hereof.



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                                                       PAGE 81

      7.  Notices.

      a. Redemption. Notice of redemption shall be mailed to the holder of the Note not less than ten days prior to the date fixed for redemption at his last address as it appears upon the records of the Corporation. If this Note is redeemed in part, the Corporation shall, without charge to the holder hereof, either (i) execute and deliver to the holder a Note for the unredeemed balance of the principal amount hereof, or (ii) make note hereon of the principal amount called for redemption and redeemed, upon surrender of this Note at the office of the Corporation. Following the date fixed for redemption, interest shall be payable only on the portion of this Note not called for redemption.

      b. Distributions. So long as this Note shall be outstanding and unconverted, (i) if the Corporation shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Corporation shall offer to the holders of Common Stock for subscription or purchase by them any shares of stock of any class or any other rights or (iii) if any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Corporation to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be effected, then in any such case the Corporation shall cause to be delivered to the holder, at least 20 days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

      c. Automatic Conversion. Notice shall be mailed to the Holder regarding automatic conversion of this Note. The Holder agrees promptly to deliver this Note to the office of the Company which, upon receipt thereof, shall issue the shares of Common Stock issuable upon such conversion in the name of the Holder.

      d. Giving of Notice. Any such notice shall be deemed to have been given or delivered upon deposit in the United States Mail, postage prepaid, addressed to the holder of the Note at his last address as it appears upon the records of the Corporation.

      8. Registered owner. The Corporation may treat the person or persons whose name or names appear hereon as the absolute owner or owners of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, and it shall not be affected by any notice to the contrary.


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                                                       PAGE 82

      9. Corporate obligation. The holder of this Note shall not have any recourse for the payment in whole or of any part of the principal or interest on this Note against any incorporator or present or future stockholder, officer or Director of the Corporation. The holder of this Note, by the acceptance hereof and as a part of the consideration for this Note, expressly agrees that the Note is the obligation solely of the Corporation and expressly releases all claims and waive all liability against the foregoing persons in connection with this Note.

      10. Transfer to Comply with the Securities Act of 1933.

          a. Neither this Note nor the shares of Common Stock or any other security issued or issuable upon conversion of this Note may be offered or sold except in conformity with the Securities Act of 1933, as amended, and then only against receipt of an agreement of such person to whom such offer of sale is made to comply with the provisions of this Section 10 with respect to any resale or other disposition of such securities.

          b. The Corporation may cause the following legend to be set forth on each certificate representing the Common Stock or any other security issued or issuable upon conversion of this Note unless counsel for the Corporation is of the opinion as to any such certificate that such legend is unnecessary:
                   The securities represented by this certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement filed under the
                   Securities Act of 1933 (the "Act"), or pursuant to an exemption from registration under the Act the availability of which is to be established to the satisfaction of the Corporation.

         c. NOTWITHSTANDING ANYTHING HEREIN CONTAINED TO THE CONTRARY, THIS NOTE SHALL NOT BE CONVERTIBLE INTO COMMON STOCK OR ANY OTHER SECURITY UNLESS AND UNTIL THE CORPORATION IS SATISFIED THAT CONVERSION HEREOF WOULD NOT RESULT IN LOSS OF A CLAIMED SECURITIES REGISTRATION EXEMPTION IN CONNECTION WITH ANY OTHER ACTUAL OR PROPOSED TRANSACTION THE EFFECT OF WHICH WOULD BE MATERIALLY ADVERSE TO THE CORPORATION.

      11.  Amendments and Waivers.

         a. The Corporation may amend or supplement the Notes without notice to or the consent of the holders of the Notes (i) to cure any ambiguity, omission, defect or inconsistency and (ii) to make any other change that does not adversely affect the rights of the holders of the Notes. The Corporation may similarly waive compliance with any provision of the Notes which waiver does not adversely affect the rights of the Note holders.

         b. If it should ever be determined that the Notes were or are subject to provisions of the Trust Indenture Act of 1940, the Corporation may find it necessary or desirable to cause the Notes to be covered by a trust indenture administered by an independent trustee. Accordingly, the Holders agree that the Corporation shall have the right and power to enter into a trust


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                                                       PAGE 83

             indenture meeting the applicable requirements of the Trust Indenture Act of 1940, to appoint an independent trustee thereunder and, subject to Section 11.c herein, to make such modifications and amendments to the Notes as the board of directors of the Corporation, in the exercise of its discretion, shall deem necessary or desirable without any requirement for approval by the holders of the Notes.

         c. The Corporation may otherwise amend the Notes only with the written consent of the holders of at least a majority of the principal amount of the Notes then outstanding; provided, however, that without the consent of the holder of each Note affected, no such amendment may (i) reduce the rate or extend the time for payment of interest on the Notes, (ii) reduce the principal of or extend the maturity of the Notes, or (iii) reduce the required percentage for waiver or modification of the Notes.

         d. Except as otherwise provided in Section 11.c above, the observance of any term or provision of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) and any default or event of default may be waived with the written consent of the Corporation and the Holders of at least a majority in principal amount of Notes then outstanding.

         e. Except as otherwise provided in Section 11.c above, any amendment or waiver effected in accordance with this Section 11 shall be binding upon each Holder of any Notes at the time outstanding, each future holder of all such Notes and the Corporation. Each Holder acknowledges and agrees that by operation of this Section, the Holders of a majority in principal amount of Notes then outstanding will have the right and power to diminish or eliminate certain material rights of the Holder hereunder.

      12.  Miscellaneous.

         a. The Corporation may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever and the Corporation shall not be affected by any notice to the contrary. This Note shall be registered as to both principal and interest on the books of the Corporation. Subject to Section 10 herein, the transfer of the Note may be effected only by operation of law, accompanied by evidence satisfactory to the Corporation substantiating the transfer. Communications sent to any registered holder shall be effective as against all holders or transferees of the Note not registered at the time of sending communication.

         b. Payment of principal and interest shall be made to the registered owner of this Note upon presentation on or after the Maturity Date. No interest shall be due on this Note for such period of time that may elapse between the maturity of this Note and its presentation for payment.





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                                                       PAGE 84

         c. The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Corporation, either at law or in equity, and the rights of the Holder are limited to those expressed in this Note.

         d. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and in the case of loss, theft or destruction, of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Corporation shall execute and deliver a new Note of like tenor and date.

         e. This Note shall be construed and enforced in accordance with the laws of the State of Colorado, without regard to its conflicts of laws rules or principles.

         f. No recourse shall be had for the payment of the principal or interest of this Note against any incorporator or any past, present or future stockholder, officer, director, employee or agent of the Corporation or of any successor corporation, either directly or through the Corporation or any successor corporation, all such liability of the incorporators, stockholders, officers, directors, employees and agents being hereby waived, released and surrendered by the Holder hereof by the acceptance of this Note.

         g. This Note shall be binding upon, enforceable by and against, and inure to the benefit of the Holder and the Corporation, and their respective heirs, personal representatives, successors and assigns.

        h. In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      IN WITNESS WHEREOF, the Corporation has signed and sealed this Convertible Subordinated Promissory Note this --- day of --------------, 1997.

                                     RENTECH, INC.



                                     ---------------------------------------
                                     President

 (Corporation Seal)


 ------------------------------
 Secretary